Filed Pursuant to Rule 433

Registration No. 333-186497

November 5, 2013

TERM SHEET

$1,000,000,000 5.250% Notes due 2043

Issuer:	Noble Energy, Inc.

Securities Offered:	5.250% Notes due 2043

Format:	SEC Registered

Principal Amount:	$1,000,000,000

Maturity Date:	November 15, 2043

Coupon:	5.250%

Price to Public:	99.430% of principal amount

Yield to Maturity:	5.288%

Benchmark Treasury:	2.875% due May 15, 2043

Benchmark Treasury Price/Yield:	83-27+/3.788%

Spread to Benchmark Treasury:	T+150 basis points

Interest Payment Dates:	May 15 and November 15, beginning May 15, 2014

Optional Redemption:	At any time prior to May 15, 2043, Make Whole call as set forth in the preliminary prospectus supplement (Treasury rate plus 25 basis points). At any time on or after May 15, 2043, at 100% of the principal amount plus accrued interest to the redemption date as set forth in the Preliminary Prospectus Supplement.

Trade Date:	November 5, 2013

Settlement Date:	T+3; November 8, 2013

Anticipated Ratings:*	Moody’s: Baa2 (stable outlook)
S&P: BBB (stable outlook)

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

CUSIP/ISIN:	655044AG0 / US655044AG01

Joint Book-Running Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Mitsubishi UFJ Securities (USA), Inc.
DNB Markets, Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mizuho Securities USA Inc.

Co-Managers:	Barclays Capital Inc.
BBVA Securities Inc.
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Lloyds Securities Inc.
SG Americas Securities, LLC
SMBC Nikko Securities America, Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

BMO Capital Markets Corp.
CIBC World Markets Corp.
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC
Fifth Third Securities, Inc.
PNC Capital Markets LLC
Standard Chartered Bank
TD Securities (USA) LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Mitsubishi UFJ Securities (USA), Inc. toll free at 1-877-649-6848.

2